Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the quarter and year ended December 31, 2007 and 2006

	Quarter ended		Year ended
(in millions)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Reconciliation of Non-GAAP measure:
Net income (loss)	(11.2)	35.7	28.1	106.0
Income tax provision	12.5	20.2	38.5	82.0
Interest expense, net	49.0	29.1	149.7	112.6
Loss on early extinguishment of debt	—	—	15.7	—
Depreciation and amortization	31.5	19.4	96.4	66.4

Earnings before interest, taxes, depreciation and amortization (EBITDA)	81.8	104.4	328.4	367.0

Other adjustments:
Purchase accounting adjustment for manufacturer's profit in inventory	46.5	6.5	118.9	10.4
Reorganization and acquisition-related integration costs	20.1	14.3	49.6	36.8
Non-cash stock-based compensation costs	30.8	6.9	64.0	23.0
Inventory write-off	4.0	—	4.0	0.3
Executive separation	—	—	—	1.1
Duplicative administration costs	0.6	1.0	0.6	3.4

As Adjusted EBITDA	$183.8	$133.1	$565.5	$442.0